I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MONEY4GOLD HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF AUGUST, A.D. 2008, AT 1:51 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State
3728838 8100	AUTHENTICATION: 6817127
080902356
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 08-27-08

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:12 PM 08/26/2008
FILED 01:51 PM 08/26/2008
SRV 080902356 - 3728838 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of MONEY4GOLD HOLDINGS, INC., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “4” so that, as amended, said Article shall be and read as follows:

The total number of shares of stock, which this corporation is authorized to issue is: Two Hundred Million (200,000,000) shares of common stock, par value $.0001 per share, and Twenty-Five Million (25,000,000) shares of preferred stock, par value $.0001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd day of August, 2008.

By:	/s/ Daniel Brauser

Title:	President

Name:	Daniel Brauser
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